AMT Capital Fund, Inc.
                             Money Market Portfolio

                                 Annual Report

















                                December 31, 1996


                            AMT Capital Services, Inc.
                   600 Fifth Avenue,  New York, New York  10020
             Telephone (212) 332-5211    Long Distance (800) 762-4848
                             Facsimile (212) 332-5190





AMT Capital Fund, Inc.
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President's Letter
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                                                    								February 28, 1997



Dear Shareholder:

    We are pleased to present the Annual Report for the AMT Capital Fund, Inc. for the fiscal year ended December 31, 1996. The Money Market Portfolio ended its third year of operations with continued strong performance. It outperformed its benchmark, the IBC/Donoghue's Money Market Fund Average, by 8 basis points for the year and by 28 basis points since inception (annualized). We greatly appreciate your continued investment in the Portfolio and welcome the opportunity to answer your questions regarding the report or any other matter in which we can be of assistance.


                                              								Sincerely,

                                                      /s/ Alan M. Trager

                                              								Alan M. Trager
                                              								President





AMT Capital Fund, Inc.
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Money Market Portfolio - Table of Contents
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Overview ...............................................................	1

Statement of Net Assets.................................................	2

Statement of Operations.................................................	4

Statement of Changes in Net Assets......................................	5

Financial Highlights.................................................... 6

Notes to Financial Statements........................................... 7







    The Money Market Portfolio provided a total return of 5.18% for the one-year period ending December 31, 1996, continuing its record of outperforming its benchmark, the IBC/Donoghue's Money Market Fund Average, in every month since inception, and by 8 basis points for this twelve-month period. The seven-day yield as of December 31, 1996 was 5.06% versus the seven-day yield
of the IBC/Donoghue's Money Market Fund Average of 4.90%.   The Portfolio
invests in high-quality, short-term money market instruments. Its objective is to seek current income, liquidity and the maintenance of a stable net asset value. Net assets were $25 million as of December 31, 1996.

Review of the Fixed Income Markets in 1996

   	The year began with high investor expectations after the phenomenal returns realized in 1995. Many investors anticipated that the Federal Reserve would decrease the Federal funds rate at least three times and they also looked forward to Congress passing a balanced budget amendment. Instead, the balanced budget amendment failed and the Federal Reserve made only one rate cut of 25 basis points on January 31, 1996. Overall, compared to 1995 (one of the best bond markets in history), 1996 was a disappointing year for fixed income investors. The first and second quarters produced negative returns across virtually all market sectors. While the market rebounded in the third and fourth quarters, the overall gains for the year were modest. The mortgage sector led the U.S. market in total return, followed closely by corporates and Treasuries. Global investors fared better, as non-U.S. securities outperformed domestic securities. Italy, Spain, Sweden, and Canada posted the largest gains in local currency terms.

   	The most significant trend in the fixed income markets during 1996 was the spread compression that occurred in virtually all areas of the capital markets, including investment grade corporates, high yield corporates, emerging market obligations, asset-backed and mortgage-backed securities. Significantly higher equity valuations, improving credit quality fundamentals, and strong investor demand all contributed to tightening spreads during the year.

   	Interest rates were volatile but remained within a range for most of the year as the market waited for economic data to either confirm or refute expectations of economic growth and inflation. Market participants reacted quickly and strongly to continually surprising economic statistics, which was reflected in the volatility of Treasury yields.

Portfolio Positioning

    Throughout the first half of the year short duration positions or positions held near the duration of the benchmark assisted the Portfolio in outperforming its benchmark. During the fourth quarter, declining interest rates and conflicting economic data made for a volatile market, and presented numerous opportunities for both duration and yield curve changes. Taking advantage of the declining rate environment, the Portfolio's duration was predominantly longer than that of the benchmark.

Outlook

    Economic growth during the fourth quarter was very solid, with minimal inflationary pressures. Strength in several sectors of the economy, including trade, construction, and manufacturing, more than offset slowing personal consumption. The major issue for 1997 will be whether the economy continues its upward momentum, and if this continuing growth will raise investors' fear of inflation. The market is divided on this question, as evidenced by implied forward rates along the yield curve. The Portfolio began the new year neutral in duration but poised to move shorter if signs of a stronger economy emerge.




AMT Capital Fund, Inc. - Money Market Portfolio
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Statement of Net Assets
December 31, 1996
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                                               		 Face Amount 	   	 Value
				                                              -----------     -----------
Asset- Backed Securities - 4.7%

NationsBank Auto Owner Trust, Series 1996-A,
  Class A1, 5.776% due 8/15/97	                 	 $   336,137 		  $   336,296
Norwest Automobile Trust, Series 1996-A,
  Class A1, 5.465% due 12/5/97		                      854,088	        854,088
  	  Total  (Cost - $1,190,384)			                                  1,190,384

Bank Obligations - 32.8%

Bank of Boston (Nassau) Time Deposit,
  5.250% due 1/2/97		                               1,207,000       1,207,000
Bank of Montreal Yankee CD, 5.500% due 1/3/97		     1,000,000 		    1,000,000
Bankers Trust Company CD, 5.420% due 5/23/97		      1,000,000 		    1,000,000
Bayerische Landesbank Eurodollar CD,
  5.500% due 4/18/97		                              1,000,000 		    1,000,012
Bayerische Vereinsbank Yankee CD,
  5.410% due 2/21/97		                              1,000,000 		    1,000,014
Mellon Bank N.A. CD, 5.550% due 1/28/97		           1,000,000 		    1,000,000
Morgan Guaranty Trust Eurodollar CD,
  5.400% due 1/8/97		                               1,000,000 		    1,000,000
Republic National Bank of New York CD,
  5.510% due 4/1/97		                               1,000,000 		    1,000,010
    	Total (Cost - $8,207,036)			                                   8,207,036

Commercial Paper - 43.6%*

Abbey National N.A., 5.440% due 3/26/97		           1,000,000 		      987,307
American Brands, Inc., 5.320% due 1/14/97		         1,000,000 		      998,079
Banc One Corp., 5.310% due 1/6/97		                 1,000,000 		      999,263
Bayer Corp., 5.350% due 3/17/97		                   1,000,000 		      988,854
Canadian Government, 5.255% due 5/7/97		            1,000,000 		      981,607
Ciesco L.P., 5.320% due 1/15/97		                   1,000,000         997,784
Daimler Benz N.A. Corp., 5.390% due 1/15/97		       1,000,000 		      997,904
Falcon Asset Securitization, 5.390% due 1/21/97		   1,000,000 		      997,004
General Electric Capital Corp., 5.620% due 3/5/97		 1,000,000 		      990,165
Glaxo Wellcome plc, 5.300% due 2/6/97		             1,000,000 		      994,700
McKenna Triangle Corp., 5.280% due 2/6/97		         1,000,000 		      994,720
    	Total (Cost - $10,927,387)			                                 10,927,387

U.S. Government Agency - 18.4%*
Federal National Mortgage Association DN,
6.500% due 1/2/97
    	(Cost - $4,599,169)	                           4,600,000       4,599,169

Total Investments (Cost - $24,923,976) - 99.5%				                 24,923,976


Other Assets and Liablilties, Net - 0.5%

Other assets net of liabilities				                                   125,526
Payable to Fund Administrator				                                     (1,495)
Payable to Investment Adviser 			                                      	(984)

    	Other Assets and Liabilities, net			                             123,047



Net Assets - 100.0%
Applicable to 25,025,670 outstanding $.001
  par value shares
    	(authorized 1,000,000,000 shares)			                        $ 25,047,023

    	Net Asset Value Per Share			                                $       1.00

Components of Net Assets as of
December 31, 1996 were as follows:
Capital Stock at par value ($.001)				                           $     25,026
Capital Stock in excess of par value	                           			25,000,644
Accumulated net realized gain on investments 			                      	21,353
				                                                             $ 25,047,023





	                                           See Notes to Financial Statements



AMT Capital Fund, Inc. - Money Market Portfolio
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Statement of Operations
For the Year Ended December 31, 1996
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Investment Income
Interest				                                      	    		 $   1,397,922

Expenses
Investment advisory fees						                    	              64,127
Administration fees							                                       25,651
Custodian fees							                                            23,338
Shareholder recordkeeping fees							                             4,177
Legal fees							                                                 5,615
Audit fees							                                                16,000
Directors' fees and expenses							                               7,269
Insurance expense							                                          6,375
Amortization of organization costs							                        17,656
State registration filing fees							                             4,446
Other fees and expenses							                                    4,820

    	Total operating expenses						                             179,474

Waiver of investment advisory and
administration fees 				                          			           (76,871)


    	Total expenses						                                       102,603


Investment income, net		                        					         1,295,319


Realized gain on investments
Net realized gain from investments						         	                9,381

    	Net increase in net assets
    	resulting from operations					                     	 $   1,304,700




                                            See Notes to Financial Statements



AMT Capital Fund, Inc. - Money Market Portfolio
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Statement of Changes in Net Assets
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                                     						For the Year		      For the Year
                                        						Ended	       	      Ended
                                   						December 31, 1996	 	December 31, 1995
								                                 -----------------   -----------------
Increase in Net Assets From Operations
Investment income, net						              $   1,295,319 		    $     1,321,433

Net realized gain from investments 		             9,381                25,293

Net increase in net assets resulting
 	from operations					                        1,304,700 		          1,346,726

Distributions to Shareholders From
Investment income, net						                  1,295,319 		          1,321,433

Net realized gain from investments						          2,870                   		-

Total distributions						                     1,298,189 		          1,321,433

Capital Share Transactions, Net						          (829,641)		          3,838,719

Total increase (decrease) in net assets		      (823,130)	           3,864,012

Net Assets
 	 Beginning of period				                   25,870,153            22,006,141

  	End of period					                     $  25,047,023 		      $  25,870,153


                                         See Notes to Financial Statements


AMT Capital Fund, Inc. - Money Market Portfolio
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Financial Highlights
For the Periods Ended
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
                                       December 31, 1996		  December 31, 1995		  December 31, 1994		  December 31, 1993*

Per Share Data
Net asset value, beginning of period			$            1.00 		 $            1.00 		 $            1.00 		 $            1.00


Investment income, net				                          0.05 	               0.06 		              0.04                 0.00 **

Net realized gain on investments				                0.00	**	             0.00 **	             0.00 (b)	              -

	 Net increase from investment
  operations			                                     0.05 		              0.06 		              0.04 		              0.00

Less Distributions from
Investment income, net				                          0.05 		              0.06 		              0.04 		              0.00 **

Net realized gain from investments				              0.00 **	                -   		               -   		               -

Temporary overdistribution of
net realized gain on investments		                     -		                  -		               0.00	**	                -

  	Total distributions			                           0.05 		              0.06 		              0.04 		              0.00

Net asset value, end of period				          $       1.00 		       $      1.00 		       $      1.00 		       $      1.00

Total Return	                                    			5.18%	              	5.74%		              4.13%		              2.69%	(a)

Ratios/Supplemental Data
Net assets, end of period				               $ 25,047,023 		      $ 25,870,153 		      $ 22,006,141 		      $  2,335,633

Ratio of expenses to average
net assets		                                      		0.40%		              0.40%		              0.40%		              0.40%	(a)

Ratio of net investment income to
average net assets				                              5.05%		              5.58%		              4.16%		              2.67%	(a)

Decrease in above ratio due to
waiver of investment advisory
and administration fees, and
reimbursement of other expenses                     0.30%                0.37%                0.64%               25.54% (a)



(a) Annualized
(b) Includes the effect of net realized gains prior to significant increases in shares outstanding.
*    Commencement of Operations was November 1, 1993
**   Rounds to less than $0.01
                                             See Notes to Financial Statements



AMT Capital Fund, Inc. - Money Market Portfolio
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Notes to Financial Statements
December 31, 1996
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1. Organization

AMT Capital Fund, Inc. (the "Fund") is organized as a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Money Market Portfolio (the "Portfolio") commenced operations on November 1, 1993 and is the only active portfolio of the fund. The costs incurred by the Fund in connection with the organization and initial registration are being amortized in the Portfolio on a straight-line basis over a sixty-month period. The unamortized balance of organizational expenses at December 31, 1996 was $32,369.

2. Summary of Significant Accounting Policies

Securities

All securities transactions are recorded on a trade date basis. Interest income and expenses are recorded on the accrual basis. The Fund amortizes discount or premium on a daily basis to interest income. The Fund uses the specific identification method for determining gain or loss on sales of securities.

Income Tax

It is the policy of the Portfolio to continue to qualify as a regulated investment company, if such qualification is in the best interest of its shareholders, by complying with the applicable provisions of the Internal Revenue Code, and to make distributions of taxable income sufficient to relieve it from substantially all Federal income and excise taxes.

Valuation

All investments in the Portfolio are valued daily on an amortized cost basis, which approximates fair value and is consistent with Rule 2a-7 of the Investment Company Act of 1940.

Expenses

Expenses directly attributed to each Portfolio in the Fund are charged to that Portfolio's operations; expenses which are applicable to all Portfolios are allocated among them based on average daily net assets.

Dividends to Shareholders

It is the policy of the Portfolio to declare dividends daily on all of its net investment income. Net investment income dividends are payable
monthly.   Net short-term and long-term capital gains distributions for both Portfolios, if any, are normally distributed on an annual basis.

Dividends from net investment income and distributions from realized gains from investment transactions are determined in accordance with Federal income tax regulations, which may differ from investment income and realized gains determined under generally accepted accounting principles. These "book/tax" differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within the capital accounts based on their federal tax-basis treatment; temporary differences do not require reclassification. Dividends and distributions which exceed net investment income and net realized capital gains for financial reporting purposes, but not for tax purposes are reported as dividends in excess of net investment income or distributions in excess of net realized capital gains. To the extent they exceed net investment income and net realized capital gains for tax purposes, they are reported as distributions of paid-in-capital.

2. Summary of Significant Accounting Policies (continued)

Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

3. Investment Advisory Agreement and Affiliated Transactions

The advisory fee and administration fees are computed daily at an annual rate of .25% and .10%, respectively, of the average net assets of the Portfolio. The Investment Adviser and Administrator of the Portfolio have voluntarily agreed to reduce their fees and reimburse other expenses to the extent that aggregate expenses (exclusive of interest on borrowings, taxes and extraordinary expenses) exceed an annual rate of .40% of the average daily assets.

Directors' fees are $1,000 per meeting attended plus an annual retainer of $5,000.

4. Investment Transactions

The cost of securities owned by the Portfolio at December 31, 1996 for Federal tax purposes was substantially the same as for financial statement purposes.

5. Capital Share Transactions

Transactions in capital stock for the Portfolio were as follows for the periods indicated:

                                   				Year Ended             		Year Ended
                                   December 31, 1996	       	December 31,1995

			                               Shares	         Amount		       Shares	            Amount

Shares sold				                 1,049,604	     $  1,049,604		   9,334,905	     $  9,334,905

Shares issued related to
reinvestment	of dividends			   	1,244,304	        1,244,304		   1,311,602	        1,311,602
                               -----------------------------  ------------------------------
                            				2,293,908	        2,293,908		  10,646,507	       10,646,507
Shares redeemed	             			3,123,549	        3,123,549   		6,807,788	        6,807,788
								                       -----------------------------  ------------------------------
Net increase (decrease)		      		(829,641)	    $   (829,641)		  3,838,719	     $  3,838,719

6. Repurchase and Reverse Repurchase Agreements

The Portfolio may enter into repurchase agreements under which a bank or securities firm that is a primary or reporting dealer in U.S. Government securities agrees, upon entering into a contract, to sell U.S. Government Securities to the Portfolio and repurchase such securities from the Portfolio at a mutually agreed upon price and date.

The Portfolio is also permitted to enter into reverse repurchase agreements under which a primary or reporting dealer in U.S. Government securities purchases U.S. Government securities from a Portfolio and the Portfolio agrees to repurchase the securities at an agreed upon price and date.


6. Repurchase and Reverse Repurchase Agreements (continued)

The Portfolio may engage in repurchase and reverse repurchase transactions with parties selected on the basis of such party's creditworthiness. Securities purchased subject to repurchase agreements must have an aggregate market value greater than or equal to the repurchase price plus accrued interest at all times. If the value of the underlying securities falls below the value of the repurchase price plus accrued interest, the Portfolio will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults on its repurchase obligation, the Portfolio maintains the right to sell the underlying securities at market value and may claim any resulting loss against the seller. When the Portfolio engages in reverse repurchase transactions, the Portfolio will maintain, in a segregated account with its custodian, securities equal in value to those subject to the agreement.


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
AMT Capital Fund, Inc. - Money Market Portfolio

We have audited the accompanying statement of net assets of AMT Capital Fund, Inc. - Money Market Portfolio as of December 31, 1996, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 1996, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Money Market Portfolio of the AMT Capital Fund, Inc. at December 31, 1996, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the indicated periods, in conformity with generally accepted accounting principles.

                                                 /s/ Ernst & Young LLP



New York, New York
February 28, 1997




OFFICERS & DIRECTORS AND OTHER PERTINENT INFORMATION

OFFICERS AND DIRECTORS

Patricia A. Gammon
Director of the Fund

Marc P. Powell
Director of the Fund

Alan M. Trager
President and
Director of the Fund

William E. Vastardis
Secretary and Treasurerof the Fund

Carla E. Dearing
Vice President and Assistant Treasurer of the Fund



INVESTMENT ADVISER

AMT Capital Advisers, Inc.
600 Fifth Avenue
New York, NY 10020

SUB-ADVISER

Fischer Francis Trees & Watts, Inc.
200 Park Avenue
New York, NY 10166

ADMINISTRATOR AND DISTRIBUTOR

AMT Capital Services, Inc.
600 Fifth Avenue,
26th Floor
New York, NY  10020


CUSTODIAN AND FUND ACCOUNTING AGENT

Investors Bank & Trust Company
P.O. Box 1537
Boston, MA  02205-1537


TRANSFER AND DIVIDEND DISBURSING AGENT

Investors Bank & Trust Company
P.O. Box 1537
Boston, MA  02205-1537



LEGAL COUNSEL

Dechert Price & Rhoads
1500 K Street, N.W.
Washington, D.C.  20005-1208



INDEPENDENT AUDITORS

Ernst & Young LLP
787 Seventh Avenue
New York, NY  10019